Filed Pursuant to Rule 433

Registration Nos. 333-164364

333-164364-01

September 14, 2011

PNC FUNDING CORP

$1,250,000,000 2.70% SENIOR NOTES DUE SEPTEMBER 19, 2016

Unconditionally Guaranteed by

The PNC Financial Services Group, Inc.

Summary of Terms for Issuance

Issuer:	PNC Funding Corp

Guarantor:	The PNC Financial Services Group, Inc.

Security:	2.70% Senior Notes due September 19, 2016

Ranking:	Senior

Expected Security Ratings:*	A3 / A / A+ (Moody’s / S&P / Fitch)

Principal Amount:	US$ 1,250,000,000

Price to Investors:	99.879% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	September 14, 2011

Settlement Date:	September 19, 2011 (T+3)

Maturity: Optional Redemption Date:

September 19, 2016

Redeemable, in whole or in part, by the Issuer on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date.

Coupon:	2.70% per annum

Interest Payment Dates:	Semi-annually in arrears on March 19 and September 19 of each year, commencing on March 19, 2012 to and including the maturity date.

Day Count:	30/360

Reference Benchmark:	1.00% UST due August 31, 2016

Reference Benchmark Yield:	0.876%

Spread to Benchmark:	185 basis points

Re-offer Yield:	2.726%

CUSIP/ISIN:	693476BM4 / US693476BM42

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

PNC Funding Corp and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or PNC Capital Markets LLC at 412-768-8040.

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